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                                                      March 18, 1994

TO: PARTICIPANTS HAVING COMPANY STOCK ALLOCATED TO THEIR
     ACCOUNTS UNDER THE FOLLOWING PLANS:

The Union Camp Corporation Salaried Employees' Savings and Investment Plan

The Union Camp Corporation Employees' Investment Plan

The Union Camp Corporation Employees' Savings and Investment Plan

The Union Camp Corporation Franklin Employee Investment Plan

The Union Camp Corporation Prattville Employee Investment Plan and

The Union Camp Corporation Savannah Employee Investment Plan

     Enclosed is a copy of Union Camp Corporation's 1993 Annual Report and a copy of the Notice of the 1994 Annual Meeting and Proxy Statement, together with a Confidential Voting Instructions form.

     You are entitled to direct Bankers Trust Company, the Trustee of each of the plans referred to above, how to vote the shares of Union Camp Common Stock allocated to your plan account. Please date, mark as appropriate and sign the enclosed Confidential Voting Instructions form and return it in the enclosed envelope to Bankers Trust Company, P.O. Box 500, Elizabeth, New Jersey 07207-9870. Bankers Trust Company will vote the shares in your account as you direct. If you do not return the enclosed Confidential Voting Instructions form, your shares will be voted in the same proportions as shares are actually voted in either (i) the Salaried Employees' Savings and Investment Plan, if you are a participant in that plan, or (ii) the other plans.

     YOUR  VOTE  IS  IMPORTANT.  PLEASE  COMPLETE   AND  RETURN  THE   VOTING
INSTRUCTIONS FORM TO BANKERS TRUST COMPANY AS SOON AS POSSIBLE.

                                          Very truly yours,

                                          Dirk R. Soutendijk
                                          Secretary